Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Serve Robotics Inc. of our report dated March 12, 2026 relating to the financial statements, which appears in Serve Robotics Inc.’s Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ PricewaterhouseCoopers LLP
San Francisco, California
March 12, 2026